Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK
OF
ENSERVCO CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

ENSERVCO CORPORATION, a Delaware corporation (the “Company”), certifies that pursuant to the resolutions of the Board of Directors adopted on August 6, 2024,the creation of 2.0% Cumulative Mandatorily Convertible Series A Preferred Stock, par value $0.005 per share (the “Series A Preferred Stock”), of the Company was authorized and the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A Preferred Stock, in addition to those set forth in the Certificate of Incorporation and the Bylaws, are fixed as follows:

1.       Designation and Amount; Ranking. (a) There shall be created from the 10,000,000 shares of preferred stock, par value $0.005 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “2.0% Cumulative Mandatorily Convertible Series A Preferred Stock,” par value $0.005 per share, and the authorized number of shares for issuance of Series A Preferred Stock shall be 4,000,000. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Company, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b)      The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior to all Senior Stock, in each case, as provided more fully herein.

2.	Definitions. As used herein, the following terms shall have the following meanings:

(a)

“Accumulated Dividends” shall mean, with respect to any share of Series A Preferred Stock, as of any date, the aggregate accumulated and unpaid dividends on such share from the Issue Date until such date. There shall be no Accumulated Dividends with respect to any share of Series A Preferred Stock prior to the Issue Date.

(b)	“Affiliate” shall have the meaning ascribed to it, on the date hereof, under Rule 144.

(c)

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action

(d)	“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(e)	“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as may be amended, amended and restated, or otherwise modified from time to time.

(f)

“Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(g)

“Certificate of Incorporation” shall mean the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date and as may be further amended, amended and restated, or otherwise modified from time to time.

(h)	“Close of Business” shall mean 5:00 p.m. (New York City time).

(i)	“Common Stock” shall mean the common stock, par value $0.005 per share, of the Company.

(j)	“Company” shall have the meaning specified in the preamble.

(k)	“Conversion Rate” shall have the meaning specified in Section 7(a).

(l)	“Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1, of each year, commencing on January 1, 2025.

(m)

“Dividend Period” shall mean the period commencing on and including a dividend payment date and ending on but excluding the next succeeding dividend payment date, with the exception that the first Dividend Period shall commence on and include the Issue Date and end on but exclude the first scheduled dividend payment date.

(n)

 “Dividend Rate” shall mean the rate per annum of 2.0% per share of Series A Preferred Stock on the Liquidation Preference; provided that such rate shall automatically increase to (i) 8.0% on August 8, 2025, and (ii) 12.0% on August 8, 2026.

(o)	“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, December 15, March 15, June 15 and September 15, as the case may be, immediately preceding such Dividend Payment Date.

(p)

“Governmental Authority” shall mean (a) any national, supranational, federal, state, provincial, county, municipal or local government or any entity exercising executive, legislative, judicial, quasi-judicial, arbitral, regulatory, taxing or administrative functions of or pertaining to government and (b) any agency, commission, division, bureau, department, court, tribunal, instrumentality, authority, quasi-governmental authority or other political subdivision of any government, entity or organization described in the foregoing clause (a), in each case, whether U.S. or non-U.S.

(q)	“Holder” shall mean a holder of record of the Series A Preferred Stock.

(r)	“Issue Date” shall mean August 9, 2024, the original date of issuance of the Series A Preferred Stock.

(s)

“Junior Stock” shall mean the Common Stock, all other classes of the Company’s common stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(t)	“Law” shall mean any Order, law, statute, regulation, code, ordinance, policy, rule, consent decree, consent order or other requirement of any Governmental Authority.

(u)	“Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $0.40 per share.

(v)	“Mandatory Conversion Date” shall have the meaning specified in Section 7(b).

(w)

“Market Disruption Event” shall mean the occurrence or existence on any Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the thirty (30) minutes prior to the scheduled close of trading on such Trading Day.

(x)

“Order” shall mean any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with a Governmental Authority of competent jurisdiction.

(y)

“Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(z)

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(aa)	“Redemption” shall have the meaning specified in Section 13(a).

(bb)	“Redemption Date” shall have the meaning specified in Section 13(c).

(cc)	“Redemption Notice” shall have the meaning specified in Section 13(c).

(dd)	“Redemption Price” shall have the meaning specified in Section 13(b).

(ee)	“Rule 144” shall mean Rule 144 as promulgated under the Securities Act.

(ff)	“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg)

“Senior Stock” shall mean any class of the Company’s Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(hh)	“Series A Preferred Stock” shall have the meaning specified in the preamble.

(ii)

“Stockholder Approval” shall mean the approval by holders of a majority of the issued and outstanding shares of Common Stock eligible to vote, required by the applicable rules and regulations of the NYSE/American Stock Exchange (or any successor entity) from the stockholders of the Company with respect to the issuance of the shares upon conversion of the shares of Series A Preferred Stock.

(jj)

“Trading Day” shall mean a day during which (i) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the NYSE/American Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

3.	Dividends.

(a)

Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cumulative dividends at the Dividend Rate. Dividends on the Series A Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate, whether or not earned or declared, from the most recent date to which dividends have been paid, or, if no dividends have been paid, from the Issue Date (whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends), and shall be paid in cash, as provided pursuant to Section 4. Dividends shall be payable in arrears on each Dividend Payment Date (commencing on January 1, 2025) to the holders of record of Series A Preferred Stock as they appear on the Company’s stock register at the Close of Business on the relevant Dividend Record Date. Accumulations of dividends on shares of Series A Preferred Stock shall not bear interest. Dividends payable for any period less than a full Dividend Period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)

No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any Dividend Period, unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(c)

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration or retired for value (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Company or on behalf of the Company (except by (i) conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and (ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate Governmental Authority)), unless, in either case of clause (i) or (ii), above, all Accumulated Dividends shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such Parity Stock bear to each other.

(d)	Holders shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

4.	Method of Payment of Dividends.

(a)      Dividends on the Series A Preferred Stock shall be payable entirely in cash.

(b)      If a Dividend Payment Date falls on a day that is not a Business Day, the dividend to be made on such Dividend Payment Date will be made, without penalty, on the next succeeding Business Day with the same force and effect as if made on such Dividend Payment Date.

5.	Voting.

(a) The shares of Series A Preferred Stock shall have no voting rights except as set forth below or as otherwise required by Delaware law from time to time:

(i)       So long as any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall then be required by Law, the Company shall not, without the affirmative vote or consent (which shall not be unreasonably withheld) of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock voting or consenting, as the case may be, separately as one class, (A) create, authorize or issue any class or series of Parity Stock or Senior Stock (or any security convertible into Parity Stock or Senior Stock) or (B) amend the Company’s constituent documents by merger or otherwise so as to affect adversely the rights, preferences, privileges or voting rights of Holders, including, without limitation, provisions relating to dividends, conversion rights and ranking.

(ii)       In all cases in which Holders shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.

(b)      The Company may authorize, increase the authorized amount of, or issue any class or series of Junior Stock, without the consent of the Holders, and in taking such actions the Company shall not be deemed to have affected, and any amendment of the Certificate of Incorporation of the Company that effects such actions shall not be deemed to affect, adversely the rights, preferences, privileges or voting rights of Holders specified herein.

6.	Liquidation Rights.

(a)       In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders an amount of cash per share equal to the greater of (x) the Liquidation Preference and (y) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 7 immediately prior to such liquidation, winding-up or dissolution, in each case plus Accumulated Dividends to the date fixed for liquidation, winding-up or dissolution in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, the Common Stock.

(b)       Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of the Company) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 6.

(c)       After the payment in full to the Holders of the preferential amounts provided for in this Section 6, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

(d)       In the event the assets of the Company available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 6 and all amounts to which such holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of all Series A Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

7.	Mandatory Conversion.

(a)

Following receipt of Stockholder Approval, the Company shall convert all outstanding shares of the Series A Preferred Stock into shares of Common Stock, in which case each Holder will receive, for each share of Series A Preferred Stock being converted, a number of shares of Common Stock in aggregate equal to the Conversion Rate. The initial conversion rate for the Series A Preferred Stock is one (1) share of Common Stock per share of Series A Preferred Stock (the “Conversion Rate”).

(b)

To exercise the mandatory conversion right described in this Section 7, the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) announcing such a mandatory conversion. The Company shall also give notice by mail or by publication to the Holders (not later than two Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Series A Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no earlier than five Business Days and no later than 20 Business Days after the date on which the Company issues the press release described in this Section 7(b).

(c)

In addition to any information required by applicable Law, the press release and notice of a mandatory conversion described in Section 7(b) shall state, as appropriate: (i) the Mandatory Conversion Date; and (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock.

(d)

On and after the Mandatory Conversion Date, all rights of Holders of such Series A Preferred Stock shall terminate, except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 9. Upon conversion, the Company will deliver to each Holder a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock being converted by such Holder multiplied by the then applicable Conversion Rate (with shares of Common Stock issued in whole integral multiples, rounded down in lieu of any fractional shares that a Holder would be entitled to receive) on the third (3rd) Business Day immediately following the relevant conversion date.

8.         Adjustment of Conversion Rate. If the Company shall, at any time or from time to time while the Series A Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its Capital Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Rate in effect immediately prior to the date upon which such change shall become effective shall be adjusted on a pro rata basis.

9.         Dividends Upon Conversion. If dividends are required to be paid in cash with respect to the Dividend Period during which a Mandatory Conversion Date occurs:

(a)    if such Mandatory Conversion Date occurs before the Dividend Record Date for such Dividend Period, any accrued and unpaid dividends (to, but not including, such Mandatory Conversion Date) on the shares of Series A Preferred Stock subject to such conversion shall be paid in cash on such Mandatory Conversion Date; and

(b)    if such Mandatory Conversion Date occurs on or after the Dividend Record Date for such Dividend Period but on or before the Dividend Payment Date for such Dividend Period, any such dividends (to, but not including, such Mandatory Conversion Date) shall be paid in cash on the relevant Dividend Payment Date.

10.         No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion of the Series A Preferred Stock. If, upon conversion of the Series A Preferred Stock, a Holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

11.         Rights as Stockholders. The Series A Preferred Stock will not entitle their Holders to any of the rights of a stockholder of the Company, except as expressly provided in this Certificate of Designation.

12.	Legends.

(a)	Each share of Series A Preferred Stock shall bear a legend in substantially the following form:

“THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF 2.0% CUMULATIVE MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION PURSUANT TO THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b)	Each share of Common Stock issuable upon conversion of the Series A Preferred Stock shall bear a legend in substantially the following form:

“THIS SHARE OF COMMON STOCK HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SHARE OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION PURSUANT TO THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

13.	Company Redemption.

(a)         At any time and from time to time, from and after the Issue Date, to the extent not prohibited by Law, the Company may elect to redeem all outstanding shares of Series A Preferred Stock, or any portion thereof, in cash at a redemption price per share of Series A Preferred Stock equal to the Redemption Price (as defined below) on the terms and subject to the conditions set forth in this Section 13 (a “Redemption”).

(b)         The total price for each share of Series A Preferred Stock redeemed pursuant to this Section 13 shall be an amount per share of Series A Preferred Stock (the “Redemption Price”) equal to the greater of the Liquidation Preference of such share of Series A Preferred Stock plus Accumulated Dividends.

(c)         Any election by the Company pursuant to this Section 13 shall be made by delivery to the Holders of written notice (the “Redemption Notice”) of the Company’s election to redeem, at least ten (10) calendar days but no more than sixty (60) calendar days prior to the elected redemption date (each such date, a “Redemption Date”), which Redemption Notice shall state:

(i)      that an Redemption is being made and the number of shares of Series A Preferred Stock being redeemed; and

(ii)    (1) the Redemption Price, (2) the bank or trust company with which the aggregate Redemption Price shall be deposited on or prior to the Redemption Date, and (3) the Redemption Date (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Redemption Date).

(d)         Any Redemption Notice may, at the Company's discretion, be subject to one or more conditions precedent.

(e)         Any Redemption that is effected pursuant to this Section 13 shall be made on a pro rata basis among all Holders in proportion to the number of shares of Series A Preferred Stock held by such Holders.

(f)         On or before any Redemption Date, the Company shall deposit the amount of the applicable aggregate Redemption Price with a bank, trust company or exchange agent having an office in New York City in trust for the benefit of such Holders. On the Redemption Date, the Company shall cause to be paid in cash the applicable aggregate Redemption Price for such shares of Series A Preferred Stock to such Holders at an account or accounts designated by such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, whether or not the certificates (if the shares are certificated) for such shares of Series A Preferred Stock have been surrendered for redemption and canceled, and dividends with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate.

(g)         If any shares of Series A Preferred Stock are not redeemed on the Redemption Date for any reason, until such shares are redeemed, all such unredeemed shares of Series A Preferred Stock shall remain outstanding and entitled to all of the designations, powers, preferences and relative, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designation, including the right to accumulate and receive dividends thereon as set forth in Section 3 until the date on which the Company redeems and pays in full the Redemption Price for such Series A Preferred Stock.

14.	Miscellaneous Provisions.

(a)          With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)         Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the Laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(c)         The shares of Series A Preferred Stock shall be issuable only in whole shares.

(d)         All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e)         Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(f)         Holders shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Company.

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IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 9th day of August, 2024.

ENSERVCO CORPORATION

By: /s/ Mark Patterson
Name: Mark Patterson Title: Senior Vice President and Chief Financial Officer

Signature Page to

Certificate of Designation of

2.0% Cumulative Mandatorily Convertible Series A Preferred Stock